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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*





                                 AutoZone, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  053332-10-2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                August 21, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:                                 [ ]  Rule 13d-1(b)
                                                              [x]  Rule 13d-1(c)
                                                              [ ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                  SCHEDULE 13G

-----------------------                           ------------------------------
CUSIP No. - 053332-10-2                           Page    2    of    11    Pages
-----------------------                           ------------------------------

--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               ESL Partners, L.P., a Delaware limited partnership
               22-2875193
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3      SEC USE ONLY


--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OR ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
           NUMBER OF                5   SOLE VOTING POWER
            SHARES
         BENEFICIALLY                         7,610,993
           OWNED BY               ----------------------------------------------
             EACH                   6   SHARED VOTING POWER
           REPORTING
            PERSON                            0
             WITH                 ----------------------------------------------
                                    7   SOLE DISPOSITIVE POWER

                                              7,610,993
                                  ----------------------------------------------
                                    8   SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
               9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                               REPORTING PERSON
                                  11,000,000
--------------------------------------------------------------------------------
              10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                               EXCLUDES CERTAIN SHARES                       [ ]
--------------------------------------------------------------------------------
              11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                  7.2%
--------------------------------------------------------------------------------
              12               TYPE OF REPORTING PERSON
                                  PN
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. - 053332-10-2                           Page    3    of    11    Pages
-----------------------                           ------------------------------

--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               ESL Limited, a Bermuda corporation
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OR ORGANIZATION

               Bermuda
--------------------------------------------------------------------------------
           NUMBER OF                5   SOLE VOTING POWER
            SHARES
         BENEFICIALLY                         1,221,431
           OWNED BY               ----------------------------------------------
             EACH                   6   SHARED VOTING POWER
           REPORTING
            PERSON                            0
             WITH                 ----------------------------------------------
                                    7   SOLE DISPOSITIVE POWER

                                              1,221,431
                                  ----------------------------------------------
                                    8   SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
               9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                               REPORTING PERSON
                                  11,000,000
--------------------------------------------------------------------------------
              10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                               EXCLUDES CERTAIN SHARES                       [ ]

--------------------------------------------------------------------------------
              11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                  7.2%
--------------------------------------------------------------------------------
              12               TYPE OF REPORTING PERSON
                                  CO
--------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. - 053332-10-2                           Page    4    of    11    Pages
-----------------------                           ------------------------------

--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               ESL Institutional Partners, L.P., a Delaware limited partnership 06-1456821
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OR ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
           NUMBER OF                5   SOLE VOTING POWER
            SHARES
         BENEFICIALLY                         229,177
           OWNED BY               ----------------------------------------------
             EACH                   6   SHARED VOTING POWER
           REPORTING
            PERSON                            0
             WITH                 ----------------------------------------------
                                    7   SOLE DISPOSITIVE POWER

                                              229,177
                                  ----------------------------------------------
                                    8   SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
               9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                               REPORTING PERSON
                                  11,000,000
--------------------------------------------------------------------------------
              10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                               EXCLUDES CERTAIN SHARES                       [ ]

--------------------------------------------------------------------------------
              11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                  7.2%
--------------------------------------------------------------------------------
              12               TYPE OF REPORTING PERSON

                                  PN
-------------------------------------------------------------------------------

-----------------------                           ------------------------------
CUSIP No. - 053332-10-2                           Page    5    of    11    Pages
-----------------------                           ------------------------------

--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Acres Partners, L.P., a Delaware limited partnership
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OR ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
           NUMBER OF                5   SOLE VOTING POWER
            SHARES
         BENEFICIALLY                         1,938,399
           OWNED BY               ----------------------------------------------
             EACH                   6   SHARED VOTING POWER
           REPORTING
            PERSON                            0
             WITH                 ----------------------------------------------
                                    7   SOLE DISPOSITIVE POWER

                                              1,938,399
                                  ----------------------------------------------
                                    8   SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
               9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                               REPORTING PERSON
                                  11,000,000
--------------------------------------------------------------------------------
              10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                               EXCLUDES CERTAIN SHARES                       [ ]

--------------------------------------------------------------------------------
              11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                  7.2%
--------------------------------------------------------------------------------
              12               TYPE OF REPORTING PERSON

                                  PN
-------------------------------------------------------------------------------

                                                  ------------------------------
                                                  Page    6    of    11    Pages
                                                  ------------------------------

Item 1(a)        Name of Issuer:

                 AutoZone, Inc.

Item 1(b)        Address of Issuer's Principal Executive Offices:

                 123 South Front Street
                 Memphis, TN 38103

Item 2(a)        Names of Persons Filing:

                 ESL Partners, L.P.
                 ESL Limited
                 ESL Institutional Partners, L.P.
                 Acres Partners, L.P.

Item 2(b)        Addresses of Principal Business Offices:

                 ESL Partners, L.P., ESL Institutional Partners, L.P., and Acres Partners, L.P.:
                 One Lafayette Place
                 Greenwich, CT 06830

                 ESL Limited
                 Hemisphere House
                 9 Church Street
                 Hamilton, Bermuda

Item 2(c)        Citizenship:

                 ESL Partners, L.P. -- Delaware
                 ESL Limited -- Bermuda
                 ESL Institutional Partners, L.P. -- Delaware
                 Acres Partners, L.P. -- Delaware

Item 2(d)        Title of Class of Securities:

                 Common Stock, par value $.01 per share

Item 2(e)        CUSIP Number:

                 053332-10-2

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                                                  Page    7    of    11    Pages
                                                  ------------------------------

Item 3           Status of Persons Filing:

                 (a)   [  ]  Broker or dealer registered under section 15 of
                             the Act (15 U.S.C. 78o);

                 (b)   [  ]  Bank as defined in section 3(a)(6) of the Act (15
                             U.S.C. 78c);

                 (c)   [  ]  Insurance company as defined in section 3(a)(19)
                             of the Act (15 U.S.C. 78c);

                 (d)   [  ]  Investment company registered under section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8);

                 (e)   [  ]  An investment adviser in accordance with Section
                             240.13d-1(b)(1)(ii)(E);

                 (f)   [  ]  An employee benefit plan or endowment fund in
                             accordance with Section 240.13d-1(b)(1)(ii)(F);

                 (g)   [  ]  A parent holding company or control person in
                             accordance with Section 240.13d-1(b)(1)(ii)(G);

                 (h)   [  ]  A savings association as defined in Section 3(b)
                             of the Federal Deposit Insurance Act (12 U.S.C.
                             1813);

                 (i)   [  ]  A church plan that is excluded from the definition
                             of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                 (j)   [  ]  Group, in accordance with Section
                             240.13d-1(b)(1)(ii)(J).

Item 4           Ownership:

                 (a) Amount Beneficially Owned: 11,000,000 shares of Common Stock, par value $.01 per share.

                       This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), and Acres Partners, L.P., a Delaware limited partnership ("Acres"). The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation ("Investments"). ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. Investments is the general partner of Acres. In the aforementioned capacities, ESL, Limited, Institutional and Acres each may be deemed to be the beneficial owner of the shares of AutoZone, Inc. common stock beneficially owned by the other members of the group.

                       As of August 31, 1998, (i) ESL was the record owner of 7,610,993 shares of common stock of AutoZone, Inc.; (ii) Limited was the record owner of 1,221,431 shares of common stock of AutoZone, Inc.; (iii) Institutional was the record owner of 229,177 shares of common stock of AutoZone, Inc.; and (iv) Acres was the record owner of 1,938,399 shares of common stock of AutoZone, Inc.

                 (b)   Percent of Class: 7.2%.

                                                  ------------------------------
                                                  Page    8    of    11    Pages
                                                  ------------------------------

                 (c)   Number of shares as to which each person has:

                       (i)   sole power to vote or to direct the vote:

                                  See Item 5 of each cover page.

                       (ii)  shared power to vote or to direct the vote: 0.

                       (iii) sole power to dispose or to direct the disposition
                             of:

                                  See Item 7 of each cover page.

                       (iv) shared power to dispose or to direct the disposition of: 0.

Item 5           Ownership of 5% or Less of a Class:

                 Not applicable.

Item 6           Ownership of More than 5% on Behalf of Another Person:

                 Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By The Parent Holding
                 Company:

                 Not applicable

Item 8           Identification and Classification of Members of the Group:

                 See Item 4(a).

Item 9           Notice of Dissolution of Group:

                 Not applicable

Item 10          Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                  ------------------------------
                                                  Page    9    of    11    Pages
                                                  ------------------------------

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 31, 1998
                                ESL PARTNERS, L.P.

                                By:   RBS Partners, L.P., its general partner
                                By:   ESL Investments, Inc., its general partner

                                      By:        /s/ Edward S. Lampert
                                           -----------------------------------
                                                 Edward S. Lampert
                                                 President

                                ESL LIMITED

                                By:   ESL Investment Management, LLC, its
                                      investment manager

                                      By:        /s/ Edward S. Lampert
                                           -----------------------------------
                                                 Edward S. Lampert
                                                 Managing Member

                                ESL INSTITUTIONAL PARTNERS, L.P.

                                By:   RBS Investment Management, LLC, its
                                      general partner

                                      By:        /s/ Edward S. Lampert
                                           -----------------------------------
                                                 Edward S. Lampert
                                                 Managing Member

                                ACRES PARTNERS, L.P.

                                By:   ESL Investments, Inc., its general partner

                                      By:        /s/ Edward S. Lampert
                                           -----------------------------------
                                                 Edward S. Lampert
                                                 President

                                                  ------------------------------
                                                  Page   10    of    11    Pages
                                                  ------------------------------


                                    EXHIBITS

Exhibit 1 Joint Filing Agreement, dated as of August 31, 1998, entered into by and among ESL Partners, L.P., ESL Limited, ESL Institutional Partners, L.P., and Acres Partners, L.P.